Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement No. 333-172932

March 13, 2012

Allison Transmission Holdings, Inc.

On March 12, 2012, Allison Transmission Holdings, Inc. filed Amendment No. 8 to its Registration Statement on Form S-1 to update and supplement certain disclosures that had been provided in its preliminary prospectus dated February 29, 2012 (referred to herein as the “Initial Preliminary Prospectus”). This free writing prospectus summarizes certain of the supplements to the Initial Preliminary Prospectus that appear in the most recent preliminary prospectus included in Amendment No. 8 to the Registration Statement (the “Preliminary Prospectus”). A copy of the Preliminary Prospectus is included in Amendment No. 8 to the Registration Statement and can be obtained by following this hyperlink:

http://www.sec.gov/Archives/edgar/data/1411207/000119312512109772/d254159ds1a.htm

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The photographs contained on the inside cover of the Preliminary Prospectus have been supplemented to note that “Each of the vehicles pictured above contains an Allison transmission. However, the Company does not manufacture the vehicles themselves.”

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The Preliminary Prospectus has been updated to reflect that on March 9, 2012, Allison Transmission, Inc. entered into an amendment with certain of its terms loan lenders under its Senior Secured Credit Facility to extend the maturity from August 7, 2014 to August 7, 2017 of approximately $801.0 million in principal amount of the term loans with an increase in the applicable margin over the London Interbank Offered Rate, or LIBOR, for such extended term loans from 2.50% to 3.50%.

Allison Transmission Holdings, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, when available, if you request it by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department, or e-mail dg.prospectus_requests@baml.com; Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 800 831-9146 or e-mail batprospectusdept@citi.com); or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 866-803-9204.